EXHIBIT 99.02

February 25, 2008

William A. Roper, Jr.

President and Chief Executive Officer

D. James Bidzos

Chairman of the Board of Directors

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043

Re: Decision Not to Stand for Reelection at the 2008 Annual Meeting

Dear Bill and Jim:

Due to the demands on my time as Chairman and Chief Executive Officer of Juniper Networks, I must regretfully inform you that I have decided not to stand for reelection at the Annual Meeting of Stockholders of VeriSign that is scheduled for May 29, 2008.

It has been my great pleasure to serve on the VeriSign Board for the last seven years and I am confident that you and the Board will continue to successfully shape and guide the direction of the company. I want to emphasize that my decision is not the result of any disagreement with the company or the Board on any matter relating to the company’s operations, policies or practices.

I wish you, the Board, the employees and the shareholders of the company every success in the future.

Sincerely yours,

/s/ Scott G. Kriens